Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-225918 and 333-253207 on Form S-3, Registration Statement No. 333-198695 on Form S-4, and Registration Statement Nos. 333-202132, 333-206434, 333-206512, 333-209951, 333-212933, 333-216002, 333-223045, 333-229772, 333-233105, 333-236524, 333-238077, 333-253038 and 333-262630 on Form S-8 of our reports dated February 15, 2023, relating to the financial statements of Zillow Group, Inc. (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 15, 2023